SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                  FORM 8-K

                                CURRENT REPORT



      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                Date of Report
                               October 30, 1996
                      (Date of earliest event reported)



                          PETER KIEWIT SONS', INC.
             (Exact name of registrant as specified in its charter)





Delaware										                                                47-0210602
(State of incorporation) 									                          (I.R.S. Employer
                                                         Identification No.)
0-15658
(Commission File Number)

1000 Kiewit Plaza
Omaha, Nebraska										                                              68131
(Address of principal									                                    (Zip code)
 executive offices)


                Registrant's telephone number, including area code
                                  (402) 342-2052



Item 5.  Other Events


     CE Electric UK plc ("CE Electric") has offered to pay approximately $1.225 billion cash in an unsolicited offer to acquire all of the capital stock of Northern Electric plc
("Northern"), a regional electricity distribution and supply company in the United Kingdom. CE Electric is owned 70% by CalEnergy Company, Inc. ("CalEnergy") and 30% by Kiewit Diversified Group Inc. ("Kiewit"). Kiewit is a wholly-owned subsidiary of Peter Kiewit Sons', Inc. Kiewit owns 33% of the common stock of CalEnergy.

     Northern is one of the twelve U.K. regional electricity companies which came into existence as a result of the restructuring and subsequent privatization of the U.K. electricity industry in 1990. Its main business is the distribution and supply of electricity to approximately 1.5 million customers in northeast England. For its fiscal year ended March 31, 1996, Northern had a profit before tax of approximately $241 million on revenues of approximately $1.44 billion.

     If the acquisition of Northern is completed, CE Electric will fund the acquisition with a combination of bank borrowings and capital provided by its shareholders. The bank borrowings would be without recourse to CalEnergy or Kiewit. CE Electric has already acquired 13.2% of Northern's shares in open-market transactions through October 29, 1996.

     The offer is not being made, directly or indirectly, in or into the United States or by use of the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States and the offer cannot be accepted by any such use, means, instrumentality or facility or from within the United States.



                                 SIGNATURE


	   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  October 30, 1996.


							                                         PETER KIEWIT SONS', INC.


							                                         BY:/s/ Richard R. Jaros
								                                           Richard R. Jaros
                                           								Executive Vice President
                                          						(Principal financial officer)